<EX-12>
EXHIBIT 12

                                                  THE SCOTTS COMPANY
                                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                                  Pro Forma
                                                                                Fiscal Year
                                                                                      Ended
                                                                              September 30,
                                       1989        1990        1991        1992        1993           1993
                                           (in thousands except ratio data)
Income (loss) before income taxes,
  extraordinary items and
  cumulative effect of accounting
  changes                             $    911    $ (6,761)   $  4,455    $ 26,203    $ 35,367        $36,075

Fixed Charges:

  Interest expense                      32,477      34,531      30,932      15,942       8,454        15,461
  Capitalized interest                       -           -           -         380           -           -

Rental expense                             980       1,345       2,001       2,427       3,042         4,424

Earnings, as defined                    34,368      29,115      37,388      44,952      46,863        55,960

Fixed Charges:
  Interest expense                      32,477      34,531      30,932      15,942       8,454        15,461
  Capitalized interest                       -           -           -         380           -             -
  Rental expense                           980       1,345       2,001       2,427       3,042         4,424
Fixed Charges                           33,457      35,876      32,933      18,749      11,496        19,885

Ratio of Earnings to fixed
  charges (1)(2)                          1.03           -        1.14        2.40        4.08          2.81


<F1>
(1)  The ratio of earnings to fixed charges is computed by dividing (a) the sum of (i) income from continuing operations before income taxes, extraordinary items and the cumulative effect of changes in accounting method and (ii) fixed charges by (b) fixed charges.  Fixed charges consist of interest on all indebtedness (including amortization of deferred financing costs), capitalized interest and the estimated interest component of operating leases (assumed to be one-third of total rental expense).

<F2>
(2)  The fiscal year ended September 30, 1990 reflected a deficiency of earnings to fixed charges in the amount of $6,761.